Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 15, 2005 with respect to the financial statements of Columbia Energy Resources, LLC (a wholly owned subsidiary of Triana Energy Holdings, LLC) for the year ended December 31, 2004 included in this Current Report on Form 8-K of Chesapeake Energy Corporation.

/s/ Ernst & Young LLP

Charleston, West Virginia

October 31, 2005